Exhibit 99.3

FOR IMMEDIATE RELEASE

                          INVESTOR CONTACTS:          PRESS CONTACTS:
                          Pat Barry                   Stacy Berns/Melissa Jaffin
                          CFO, Bluefly, Inc.          Berns Communications Group
                          212- 944-8000 ext. 239      212-994-4660
                          pat@bluefly.com

       BLUEFLY ANNOUNCES RENEWAL OF CREDIT FACILITY AND EXTENSION OF NOTES

New York, NY, February 23, 2005 - Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), announced today that it has renewed its credit facility with Rosenthal & Rosenthal, Inc. for an additional year, through March 30, 2006. The company also announced that it has completed an extension of approximately $4 million of notes held by affiliates of Soros Private Equity Partners, LLC. The notes, which were due May 1, 2005, will all have a new maturity date of May 1, 2006. All other terms of both the Rosenthal credit facility and the notes remain unchanged.

"We are very pleased to have extended our financial partnership with both Rosenthal and Soros," said Melissa Payner, Bluefly's CEO. "The renewal of these facilities increases our liquidity and is a key component in our plans to grow our business in 2005."

ABOUT BLUEFLY, INC.

Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

   This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's history of losses and anticipated future losses; need for additional capital and potential inability to raise such capital; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with our ability to handle increased traffic and/or continued improvements to its Web site.